UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2023

CARRIER GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39220	83-4051582
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13995 Pasteur Boulevard

Palm Beach Gardens, Florida 33418

(Address of principal executive offices, including zip code)

(561) 365-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	CARR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2023, Carrier Global Corporation (the “Company”) entered into the following credit agreements:

1.	A 5-year senior unsecured revolving credit agreement, facilitating borrowings of up to $2 billion, with a maturity date of May 19, 2028 (the “5-Year Revolving Credit Agreement”),

2.	A 364-day senior unsecured revolving credit agreement, facilitating borrowings of up to $500 million (the “364-Day Revolving Credit Agreement”), and

3.	A senior unsecured delayed draw term loan credit agreement that permits borrowings of up to €2.3 billion, which commitments are in two tranches of equal amount: Tranche A, maturing 18 months after the Closing Date, and Tranche B, maturing 3 years after the Closing Date (together, the “Term Loan Credit Agreement” and, collectively with the 5-Year Revolving Credit Agreement and the 364-Day Revolving Credit Agreement, the “New Credit Agreements”).

The New Credit Agreements were negotiated with various financial institutions acting as lenders and with JPMorgan Chase Bank, N.A. acting as the administrative agent. The 5-Year Revolving Credit Agreement refinanced and replaced the Prior Credit Agreement (as defined below), and will support the Company’s commercial paper program and the cash requirements of the Company. The Term Loan Credit Agreement will be used to finance, in part, the Company’s recently announced acquisition of the climate solutions business of Viessmann Group GmbH & Co. KG (the “Acquisition”), and the 364-Day Revolving Credit Agreement shall become available to the Company upon the closing of the Acquisition.

Borrowings under the New Credit Agreements may be made in either U.S. Dollars or Euros. For U.S. Dollar borrowings, interest can be charged at either the Term SOFR Rate plus 0.10% and a ratings-based margin, or alternatively at the Alternate Base Rate plus a ratings-based margin. Euro borrowings bear interest at the Adjusted EURIBOR Rate plus a ratings-based margin.

The New Credit Agreements contain customary representations and warranties for investment grade financings. The New Credit Agreements also contain (i) certain customary affirmative covenants, including those that impose certain reporting and/or performance obligations on the Company, (ii) certain customary negative covenants that generally restrict, subject to various exceptions, the Company from taking certain actions, including, without limitation, incurring certain liens and consummating certain fundamental changes, (iii) a financial covenant in the form of a consolidated total net leverage ratio and (iv) customary events of default (including a change of control) for financings of this type.

All terms used but not defined in this Current Report on Form 8-K are as defined in the New Credit Agreements. The foregoing summary is qualified in its entirety with reference to the New Credit Agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Simultaneous with the entry into the New Credit Agreements, the Company terminated its existing revolving credit agreement, initially dated February 10, 2020, and subsequently amended by that certain Amendment No. 1 on June 2, 2020 and Amendment No. 2 on November 15, 2021 (as previously amended, the “Prior Credit Agreement”), which provided for a $2.0 billion senior unsecured revolving credit facility.

As a result of the effectiveness of the commitments under the Term Loan Credit Agreement, the commitments under the senior unsecured bridge term loan facility (under that certain Commitment Letter, dated April 25, 2023, among the Company and the financial institutions party thereto) were automatically and permanently reduced from an aggregate principal amount of EUR 8.2 billion to EUR 5.9 billion.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1*	Revolving Credit Agreement, dated as of May 19, 2023, among Carrier Global Corporation, Carrier Intercompany Lending Designated Activity Company, the Subsidiary Borrowers party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent
10.2*	364-Day Revolving Credit Agreement, dated as of May 19, 2023, among Carrier Global Corporation, Carrier Intercompany Lending Designated Activity Company the Subsidiary Borrowers party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent
10.3*	Term Loan Credit Agreement, dated as of May 19, 2023, among Carrier Global Corporation, the Subsidiary Borrowers party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent
104	This cover page from this Current Report on Form 8-K, formatted in Inline XBRL

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIER GLOBAL CORPORATION

Date: May 25, 2023	By:	/s/ Patrick Goris
Patrick Goris
Senior Vice President and Chief Financial Officer